News Release	Contact:
For Immediate Release	Anna Austin, EVP, Corporate Communications (636) 534-2271 Email: investor.relations@tlcvision.com

TLCVision Leverages TLC Laser Eye Center® Brand; Announces The Opening Of Two New Locations

ST. LOUIS, MO, November 8, 2006 – TLC Vision Corporation (NASDAQ:TLCV; TSX:TLC), North America’s premier eye care services company, announced today the opening of two new TLC Laser Eye Center® (TLC) locations in Columbia, South Carolina and Springfield, Missouri.

These two centers represent the first new locations rolled out under TLCVision’s accelerated consumer-focused strategy announced earlier today. The new TLC branded centers combine the Company’s 13 year track record of providing excellent patient care and optometric co-management, with a more consumer-focused offering. This strategy leverages the strong TLC brand that has performed more procedures than any other company in the world.

“We are seeing promising trends in a number of TLC markets where we have tested this approach,” said Jim Wachtman, President and Chief Executive Officer. “We believe the combination of optometric co-management and direct-to-consumer appeal gives our Company a strong competitive advantage in securing patients, and ultimately delivering higher growth and return to our shareholders.”

Learn more about TLC Laser Eye Centers at www.tlcvision.com or by calling 1-888-225-5852.

About TLCVision

TLCVision is North America’s premier eye care services company, providing eye doctors with the tools and technologies needed to deliver high-quality patient care. Through its centers management and technology access service models, TLCVision maintains leading positions in Refractive, Cataract and Optometric Services markets. More information about TLCVision can be found on the web site at www.tlcv.com.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934, which statements can be identified by the use of forward looking terminology, such as “may”, “will”, “expect”, ”intend”, “anticipate”, “estimate”, “predict”, “plans” or “continue” or the negative thereof or other variations thereon or comparable terminology referring to future events or results. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including the timing of expenditures, effects of competition, changes to pricing, acquisitions and expansion opportunities, any of which could cause actual results to vary materially from current results or TLCVision’s anticipated future results. See the Company’s reports filed with the Canadian Securities Regulators and the U.S. Securities and Exchange Commission from time to time for cautionary statements identifying important factors with respect to such forward looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from results referred to in forward looking statements. TLCVision assumes no obligation to update the information contained in this press release.